Exhibit 10.2

Loan No. 31-0960149

GUARANTY OF RECOURSE OBLIGATIONS

FOR VALUE RECEIVED, and to induce WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address c/o Wells Fargo Commercial Mortgage Servicing, 401 S. Tryon Street, 8th Floor, Charlotte, North Carolina 28202 (together with its successors and/or assigns, “Lender”), to lend to THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO, each a Delaware limited liability company, and each having its principal place of business at c/o Orion Office REIT LP, 2325 East Camelback Road, Suite 850, Phoenix, Arizona 85016 (“Borrower”), the principal sum of THREE HUNDRED FIFTY-FIVE MILLION DOLLARS ($355,000,000.00) (the “Loan”), evidenced by that certain Promissory Note (as the same may be amended, restated, replaced, split or otherwise modified, the “Note”) and that certain Loan Agreement (as the same may be amended, restated, replaced or otherwise modified the “Loan Agreement”) and secured by those certain mortgages, deeds of trust and deeds to secure debt (individually and/or collectively as the context may require, the Security Instrument”) Guarantor (defined below) is delivering this Guaranty of Recourse Obligations (this “Guaranty”) to Lender. The Note, the Security Instrument, the Loan Agreement and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Loan Documents”. Capitalized terms not otherwise defined herein have the meanings set forth in the Loan Agreement.

1.            As of this 10th day of February, 2022, the undersigned, ORION OFFICE REIT INC., a Maryland corporation, having an address at c/o Orion Office REIT LP, 2325 East Camelback Road, Suite 850, Phoenix, Arizona 85016 (hereinafter referred to as “Guarantor”), hereby absolutely and unconditionally guarantees to Lender the prompt and unconditional payment of the Guaranteed Obligations (hereinafter defined) as and when the same become due and payable in accordance with the terms and conditions set forth herein.

2.            It is expressly understood and agreed that this is a continuing guaranty and that the obligations of Guarantor hereunder are and shall be absolute under any and all circumstances, without regard to the validity, regularity or enforceability of the Note, the Loan Agreement, the Security Instrument or the other Loan Documents, a true copy of each of said documents Guarantor hereby acknowledges having received and reviewed.

3.            This Guaranty is an irrevocable, absolute, and continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty may be enforced by Lender and any subsequent holder of the Note (or any part thereof or interest therein) and shall not be discharged by the assignment or negotiation of all or part of the Note.

4.            The Guaranteed Obligations and the liabilities and obligations of Guarantor to Lender hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense (other than that the Guaranteed Obligations are not due and owing or have been paid in full) of Guarantor, Borrower, or any other party, against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

5.            If all or any part of the Guaranteed Obligations shall not be paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, within ten (10) Business Days following written demand by Lender, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, except as expressly required herein, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender at Lender’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations.

6.            The term “Debt” as used in this Guaranty of Recourse Obligations (this “Guaranty”) shall mean the outstanding principal amount of the Loan set forth in, and evidenced by, the Loan Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, the Loan Agreement, this Guaranty or the other Loan Documents, including, without limitation, the payment of all sums advanced and costs and expenses payable to Lender, in each case in accordance with the terms and conditions set forth in the Loan Agreement or in the other Loan Documents, as the case may be.

7.            It shall not be necessary for Lender (and Guarantor hereby waives any rights which Guarantor may have to require Lender), in order to enforce the obligations of Guarantor hereunder, first to (a) institute suit or exhaust its remedies against Borrower or others liable for amounts due under the Note or the Guaranteed Obligations or any other Person, (b) institute suit or exhaust its remedies with respect to the Note or any Person, (c) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (d) enforce Lender’s rights against any other guarantor of the Guaranteed Obligations, (e) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (f) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Loan, or (g) resort to any other means of obtaining payment of the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

8.            The term “Guaranteed Obligations” as used in this Guaranty shall mean all obligations and liabilities of Borrower for which Borrower shall be personally liable pursuant to Article 13 of the Loan Agreement.

9.            Any indebtedness of Borrower to Guarantor now or hereafter existing (including, but not limited to, any rights to subrogation Guarantor may have as a result of any payment by Guarantor under this Guaranty), together with any interest thereon, shall be, and such indebtedness is, hereby deferred, postponed and subordinated to the prior payment in full of the Debt. Until payment in full of the Debt (and including interest accruing on the Note after the commencement of a proceeding by or against Borrower under the Bankruptcy Code, which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally), Guarantor agrees not to accept any payment or satisfaction of any kind of indebtedness of Borrower to Guarantor and hereby assigns such indebtedness to Lender until payment in full of the Debt, including the right to file proof of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code, including the right to vote on any plan of reorganization. Further, if Guarantor shall comprise more than one person, firm or corporation, Guarantor agrees that until such payment in full of the Debt, (a) no one of them shall accept payment from the others by way of contribution on account of any payment made hereunder by such party to Lender, (b) no one of them will take any action to exercise or enforce any rights to such contribution, and (c) if any of Guarantor should receive any payment, satisfaction or security for any indebtedness of Borrower to any of Guarantor or for any contribution by the others of Guarantor for payment made hereunder by the recipient to Lender, the same shall be delivered to Lender in the form received, endorsed or assigned as may be appropriate for application on account of, or as security for, the Debt and until so delivered, shall be held in trust for Lender as security for the Debt.

10.          Guarantor agrees that, within ten (10) days of receipt of written demand from Lender, Guarantor will reimburse Lender, to the extent that such reimbursement is not made by Borrower, for all actual out-of-pocket costs and expenses (including reasonable counsel fees) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof or with the enforcement of this Guaranty.

11.          All moneys paid to Lender hereunder shall be available to Lender for application in payment or reduction of the Debt and may be applied by Lender in such manner and in such amounts and at such time or times and in such order and priority as Lender may see fit to the payment or reduction of such portion of the Debt as Lender may elect.

12.           To the extent not expressly prohibited by Applicable Law, Guarantor waives: (a) any defense based upon any legal disability or other defense of Borrower (other than the defense that the Guaranteed Obligations are not due and owing or have been paid in full), any other guarantor or other person, or by reason of the cessation or limitation of the liability of Borrower from any cause other than full payment of all sums payable under the Loan Agreement or any of the other Loan Documents; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Borrower or any principal of Borrower or any defect in the formation of Borrower or any principal of Borrower; (c) any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lender or intended or understood by Lender or Guarantor; (d) all rights and defenses arising out of an election of remedies by Lender; (e) any defense based upon Lender’s failure to disclose to Guarantor any information concerning Borrower’s financial condition or any other circumstances bearing on Borrower’s ability to pay all sums payable under the Loan Agreement or any of the other Loan Documents; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code; (i) except to the extent expressly required under the Loan Documents, presentment, demand, protest and notice of any kind; and (j) the benefit of any statute of limitations affecting the liability of Guarantor hereunder or the enforcement hereof. In addition, to the extent not expressly prohibited under Applicable Law, Guarantor waives all rights and defenses that Guarantor may have because Borrower’s debt is secured by real property. This means, among other things: (1) Lender may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower; and (2) if Lender forecloses on any real property collateral pledged by Borrower, then (i) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (ii) Lender may collect from Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s debt is secured by real property. Finally, Guarantor agrees that the payment of all sums payable under the Loan Agreement or any of the other Loan Documents or any part thereof or other act which tolls any statute of limitations applicable to the Note or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder.

Guarantor agrees to the provisions of the Loan Documents, and hereby waives notice of (a) any loans or advances made by Lender to Borrower, (b) acceptance of this Guaranty, (c) any amendment or extension of the Note, the Security Instrument, the Loan Agreement or of any other Loan Documents (other than this Guaranty), (d) the execution and delivery by Borrower and Lender of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Property, (e) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (f) the occurrence of any Default or an Event of Default, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Loan, (h) protest, proof of non-payment or default by Borrower and (i) any other action at any time taken or omitted by Lender, and, generally, except to the extent expressly required in the Loan Documents, all demands and notices of every kind in connection with this Guaranty or the Loan Documents.

Guarantor hereby acknowledges that: (a) as part of Lender's consideration for entering into this transaction, Lender has specifically bargained for the waiver and relinquishment by Guarantor of all such defenses and (b) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type reflected in this Guaranty and the Loan Documents.  Guarantor hereby represents and confirms to Lender that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand, (i) the nature of all such possible defenses, (ii) the circumstances under which those defenses may arise, (iii) the benefits which those defenses might confer upon Guarantor, and (iv) the legal consequences to Guarantor of waiving those defenses.  Guarantor acknowledges that Guarantor has entered into this Guaranty, and both undertaken Guarantor's obligations and given its unconditional waiver with the intent that this Guaranty and all such waivers shall be fully enforceable by Lender, and that Lender has been induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

13.           Guarantor further agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected or impaired by reason of (a) the assertion by Lender of any rights or remedies which it may have under or with respect to the Note, the Loan Agreement, the Security Instrument, or the other Loan Documents against any Person obligated thereunder or against the owner of the Property, (b) any failure to file or record any of such instruments or to take or perfect any security intended to be provided thereby, (c) the release or exchange of any property covered by the Security Instrument or other collateral for the Loan, (d) Lender’s failure to exercise, or delay in exercising, any such right or remedy or any right or remedy Lender may have hereunder or in respect to this Guaranty, (e) the commencement of a case under the Bankruptcy Code by or against any person obligated under the Note, the Loan Agreement, the Security Instrument or the other Loan Documents, or the death of any Guarantor, (f) by any partial or total transfer or pledge of the interests in Borrower or Guarantor, or in any direct or indirect owner of Borrower or Guarantor, and/or the reconstitution of Borrower or Guarantor as a result of such transfer or pledge, regardless of whether any of the foregoing is permitted under the Loan Documents, unless, and only to the extent, that Guarantor is expressly released by Lender from its obligations hereunder in writing, or (g) any payment made on the Debt or any other indebtedness arising under the Note, the Loan Agreement, the Security Instrument or the other Loan Documents, whether made by Borrower or Guarantor or any other person, which is required to be refunded pursuant to any bankruptcy or insolvency law; it being understood that no payment so refunded shall be considered as a payment of any portion of the Debt, nor shall it have the effect of reducing the liability of Guarantor hereunder. In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder Lender must rescind or restore any payment or any part thereof received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Lender shall be without effect and this Guaranty shall remain in full force and effect. It is the intention of Borrower and Guarantor that the Guaranteed Obligations hereunder shall not be discharged except by Guarantor’s performance of such Guaranteed Obligations and then only to the extent of such performance. If acceleration of the time for payment by Borrower of any Guaranteed Recourse Obligation of Borrower under any Loan Document is stayed or delayed by any law or tribunal (including, without limitation, the filing of a bankruptcy or insolvency case with respect to Borrower), any amounts due and payable hereunder shall nonetheless be payable by Guarantor upon written demand by Lender.

14.           Guarantor warrants and acknowledges that: (a) Lender would not make the Loan but for this Guaranty; (b) there are no conditions precedent to the effectiveness of this Guaranty and this Guaranty shall be in full force and effect and binding on Guarantor regardless of whether Lender obtains other collateral or any guaranties from others or takes any other action contemplated by Guarantor; (c) Guarantor has established adequate means of obtaining from sources other than Lender, on a continuing basis, financial and other information pertaining to Borrower’s financial condition, the Property and Borrower’s activities relating thereto, and the status of Borrower’s performance of obligations under the Loan Documents, and Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor’s risks hereunder and Lender has not made any representation to Guarantor as to any such matters; and (d) the most recent financial statements of Guarantor previously delivered to Lender are true and correct in all material respects, have been prepared in accordance with GAAP or in accordance with other principles acceptable to Lender in its reasonable discretion (consistently applied) and fairly present the financial condition of Guarantor in all material respects as of the respective dates thereof, and no material adverse change has occurred in the financial condition of Guarantor since the respective dates thereof.

15.           So long as the Debt remains outstanding (other than, following the termination of the Loan Agreement and all other Loan Documents, contingent indemnification obligations as to which no claim has been made), Guarantor shall provide to Lender (i) within one hundred twenty (120) days after the end of each fiscal year, (A) consolidated financial statements of Guarantor covering the corresponding period then ended including a balance sheet, an income and expenses statement, a statement of cash flow and, with respect to such annual consolidated financial statements, upon written request of Lender during the continuance of an Event of Default, audited by an Acceptable Accountant (it being acknowledged that delivery to Lender of a copy of the annual audit report filed by the Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), and (B) a certificate of Guarantor that the Minimum Financial Criteria (as defined below) continues to be satisfied (including Guarantor’s calculation of Guarantor’s Net Worth and Liquidity, each of such statements delivered pursuant to this clause (i) shall be certified as being true and correct in all material respects by a Responsible Officer of Guarantor, and (ii) such other information reasonably requested by Lender and reasonably available to Guarantor. Guarantor agrees that all financial statements to be delivered to Lender pursuant to this Section 15 shall: (i) be complete and correct in all material respects; (ii) present fairly and accurately the financial condition of Guarantor in all material respects as of the date of such financials; (iii) disclose all liabilities that are required to be reflected or reserved against under GAAP; and (iv) be prepared (A) in hardcopy and electronic formats and (B) in accordance with GAAP or in accordance with other principles acceptable to Lender in its reasonable discretion (consistently applied). Guarantor agrees that all financial statements shall not contain any misrepresentation or omission of a material fact which would make such financial statements inaccurate, incomplete or otherwise misleading in any material respect.

16.           Guarantor further covenants that this Guaranty shall remain and continue in full force and effect as to any modification, extension or renewal of the Note, the Loan Agreement, the Security Instrument, or any of the other Loan Documents, that Lender shall not be under a duty to protect, secure or insure any security or lien provided by the Security Instrument or other such collateral, and that other indulgences or forbearance may be granted under any or all of such documents, all of which may be made, done or suffered without notice to, or further consent of, Guarantor.

17.           As a further inducement to Lender to make the Loan and in consideration thereof, Guarantor further covenants and agrees (a) that in any action or proceeding brought by Lender against Guarantor on this Guaranty, Guarantor shall and does hereby waive trial by jury, (b) Guarantor will maintain a place of business or an agent for service of process in the State of New York and give prompt notice to Lender of the address of such place of business and of the name and address of any new agent appointed by it, as appropriate, (c) the failure of Guarantor’s agent for service of process to give it notice of any service of process will not impair or affect the validity of such service or of any judgment based thereon, (d) if, despite the foregoing, there is for any reason no agent for service of process of Guarantor available to be served, and if Guarantor at that time has no place of business in the State of New York then Guarantor irrevocably consents to service of process by registered or certified mail, postage prepaid, to it at its address given in or pursuant to the first paragraph hereof, Guarantor hereby waiving personal service thereof, (e) that within thirty days after such mailing, Guarantor so served shall appear or answer to any summons and complaint or other process and should Guarantor so served fail to appear or answer within said thirty-day period, said Guarantor shall be deemed in default and judgment may be entered by Lender against the said party for the amount as demanded in any summons and complaint or other process so served, (f) Guarantor hereby designates Corporation Service Center, with offices on the date hereof at 251 Little Falls Drive, Wilmington Delaware 19808, to receive for and on behalf of Guarantor service of process in the State of New York with respect to this Guaranty and Guarantor (i) shall give prompt notice to Lender of any changed address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which substitute agent and office shall be designated as the person and address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor, and (g) with respect to any claim or action arising hereunder, each of Guarantor and Lender (i) irrevocably submits to the non-exclusive jurisdiction of any state court in the City of New York and the United States District Court located in New York County, and appellate courts from any thereof, pursuant to Section 5-1402 of the New York General Obligations Law, and (ii) irrevocably waives any objection which it may have at any time to the laying on venue of any suit, action or proceeding arising out of or relating to this Guaranty brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only” within the meaning of New York Civil Practice Law and Rules Section 3213.

18.          All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) hand delivery, or (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 18):

Guarantor:	Orion Office REIT Inc.

2325 East Camelback Road, Suite 850

Phoenix, Arizona 85016

Attention: Chief Financial Officer and
Attention: General Counsel

With a copy to:                       Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Elizabeth Jaffe, Esq.

Email: betsy.jaffe@lw.com

Lender:	Wells Fargo Commercial Mortgage Servicing 401 S. Tryon Street, 8th Floor Charlotte, North Carolina 28202 Facsimile No.: 704-715-0034

with a copy to:                        Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: Holly M. Chamberlain, Esq.
Email: Holly.Chamberlain@cwt.com

19.           This is a guaranty of payment and not of collection and Guarantor shall be a primary obligor of the Guaranteed Obligations. Upon the Guaranteed Obligations being incurred by Lender or upon all or any portion of the Debt becoming fully recourse to Borrower pursuant to Section 13.1 of the Loan Agreement, Lender may, at its option, proceed directly and at once, without notice, against Guarantor to collect and recover the full amount of the liability hereunder or any portion thereof, without proceeding against Borrower or any other person, or foreclosing upon, selling, or otherwise disposing of or collecting or applying against any of the mortgaged property or other collateral for the Loan.

20.           Each reference herein to Lender shall be deemed to include its successors and/or assigns, to whose favor the provisions of this Guaranty shall also inure. Each reference herein to Guarantor shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty.

21.           If any party hereto shall be a partnership, the agreements and obligations on the part of Guarantor herein contained shall remain in force and application notwithstanding any changes in the individuals composing the partnership and the term “Guarantor” shall include any altered or successive partnerships but the predecessor partnerships and their partners shall not thereby be released from any obligations or liability hereunder.

22.           It is the intent of Guarantor and Lender that the obligations and liabilities of Guarantor hereunder are absolute and unconditional under any and all circumstances and that until the Debt is fully and finally paid, and not subject to refund or disgorgement, the obligations and liabilities of Guarantor hereunder shall not be discharged or released, in whole or in part, by any act or occurrence that might, but for the provisions of this Guaranty, be deemed a legal or equitable discharge or release of a Guarantor. This Guaranty shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by Lender under the Security Instrument or any of the other Loan Documents, including, without limitation, any foreclosure or deed in lieu of foreclosure. Notwithstanding anything to the contrary contained herein, (a) Guarantor shall have no liability under this Guaranty to Lender with respect to any Guaranteed Obligations relating to a specific Individual Property, to the extent that such Guaranteed Obligations do not arise as a result of the direct or indirect actions or omissions (where a duty to act exists) of Borrower, Guarantor or any other Borrower Party (i) that first occurred (A) after a sale or transfer of Borrower’s entire interest in such Individual Property pursuant to a foreclosure of the applicable Security Instrument, trustee’s sale or similar event, (B) after the delivery by Borrower of a deed-in-lieu of foreclosure of the applicable Security Instrument, whereby Borrower is no longer the owner of any portion of such Individual Property, or (C) during such period of time that the entire Individual Property is under the control of a receiver that was appointed at the request of Lender and (b) shall have no liability under this Guaranty to Lender for acts, events, conditions, or circumstances first occurring or arising after the date of a permitted transfer and assumption of the Loan pursuant to Section 6.4 of the Loan Agreement as long as the Replacement Guarantor Conditions have been satisfied in accordance with the terms therein, in each case under clauses (a) and (b) above, except to the extent that such Guaranteed Obligations arise due to the direct or indirect actions or omissions (where a duty to act exists) of Borrower, Guarantor or any other Borrower Party.

23.           All understandings, representations and agreements heretofore had with respect to this Guaranty are merged into this Guaranty which alone fully and completely expresses the agreement of Guarantor and Lender.

24.           This Guaranty may be executed in one or more counterparts by some or all of the parties hereto, each of which counterparts shall be an original and all of which together shall constitute a single agreement of Guaranty. The failure of any party hereto to execute this Guaranty, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

25.           This Guaranty may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Lender or Borrower, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

26.           This Guaranty shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with applicable federal law and the laws of the State of New York, without reference or giving effect to any choice of law doctrine (other than Section 5-1401 of the New York General Obligations Law).

27.           Guarantor hereby warrants and represents to Lender as of the date hereof, and hereby covenants to Lender, that:

(a)            Guarantor is duly organized and existing and in good standing under the laws of the state in which such entity is organized. Guarantor is currently qualified or licensed (as applicable) and shall remain qualified or licensed to do business in each jurisdiction in which the nature of its business requires it to be so qualified or licensed.

(b)            The execution, delivery and performance by Guarantor (and its representative executing below, if any) of the Loan Documents to which Guarantor is a party (i) are within the power and authority of Guarantor, (ii) have been duly authorized and (iii) will not require any authorization or license from, or any filing with, any Governmental Authority.

(c)            the Loan Documents to which Guarantor is a party (i) have been duly executed and delivered by Guarantor through an authorized representative of Guarantor and (ii) constitute valid and binding obligations of Guarantor, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights, or by the application of rules of equity

(d)            The execution, delivery and performance by Guarantor of each of the Loan Documents to which Guarantor is a party do not (i) violate any provision of any law or regulation, or result in any breach or default under any contract, obligation, indenture or other instrument to which Guarantor is a party or by which Guarantor is bound or (ii) violate any organizational document of Guarantor.

(e)            There are no pending or, to Guarantor’s knowledge, threatened (in writing) actions, claims, investigations, suits or proceedings against or affecting Guarantor or any of its subsidiaries before any governmental authority, court or administrative agency which, if determined adversely to Guarantor or such subsidiary, would reasonably be expected to have a material adverse effect on the Guarantor’s ability to perform its obligations under this Guaranty or the Environmental Indemnity Agreement.

(f)            None of the transactions contemplated by the Loan Documents have been made with an actual intent to hinder, delay or defraud any present or future creditors of Borrower or Guarantor.

(g)            Guarantor shall promptly notify Lender in writing of any litigation pending or threatened in writing against Guarantor or any subsidiary, which, if determined adversely to Guarantor or such subsidiary, has, or would reasonably be expected to have, a material adverse effect on the Guarantor’s ability to perform its obligations under this Guaranty or the Environmental Indemnity Agreement.

(h)            Guarantor is solvent and will not be rendered insolvent by the transactions contemplated by the Loan Documents, and no proceeding under Creditors Rights Laws with respect to Guarantor has been initiated by Guarantor or any of its Affiliates, nor to Guarantor’s knowledge any other Person, and Guarantor has received reasonably equivalent value for the granting of this Guaranty and the Environmental Indemnity Agreement. Giving effect to the Loan, the fair saleable value of Guarantor’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Guarantor’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Guarantor’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Guarantor’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Guarantor’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Guarantor does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Guarantor).

(i)            No petition in bankruptcy has been filed by or against Guarantor, in the last ten (10) years, and Guarantor, in the last ten (10) years has not ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(j)            Guarantor is not contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property, and Guarantor does not have any knowledge of any Person contemplating the filing of any such petition against it.

(k)            As of the date hereof and throughout the term of the Loan (a) Guarantor is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or a “plan” as defined in Section 4975 of the Code, (b) Guarantor is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) assuming that the assets used to fund the Loan do not constitute assets of a governmental plan (unless an exemption applies the conditions of which are satisfied), transactions by or with Guarantor hereunder or under the other Loan Documents are not in violation of any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans, and (d) none of the assets of Guarantor constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Guarantor nor any ERISA Affiliate maintains, sponsors, contributes or has any obligation to contribute to a Defined Benefit Plan or a Multiemployer Plan.

For purposes of this Guaranty:

“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Guarantor, are treated as a single employer under any or all of Sections 414(b), or (c), (m) or, solely for purposes of Section 412 of the IRS Code and Sections 302 or 4007 of ERISA, Sections 414 (o) of the IRS Code.

“Defined Benefit Plan” shall mean an “employee benefit pension plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRS Code and that is currently or previously maintained or sponsored by the Guarantor or by any ERISA Affiliate, or to which either the Guarantor or ERISA Affiliate currently makes, or previously made, contributions and which (i) provides or is expected to provide retirement benefits to employees or other workers and (ii) the Guarantor could reasonably be expected to have any liability (including liability attributable from an ERISA Affiliate). A Defined Benefit Plan shall include any plan that if it were terminated at any time, would result in Guarantor or ERISA Affiliate being deemed to be a “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA) of the terminated plan pursuant to ERISA Section 4069.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which Guarantor or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

(l)            Guarantor is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

(m)            Guarantor is in compliance with all Applicable Law relating to Sanctions, OFAC, Sanctioned Targets, AML Law, Anti-Corruption Laws, the Corporate Transparency Act, and any other anti-money laundering, anti-bribery, and anti-corruption laws in any U.S. or foreign jurisdiction and is in compliance in all material respects with all other Applicable Law.

(n)            No statement of fact made by or on behalf of Guarantor in this Agreement or in any of the other Loan Documents or in any other document, financial statement, or certificate delivered by or on behalf of Guarantor, as applicable, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not materially misleading. There is no material fact presently known to Guarantor which has not been disclosed to Lender which would reasonably expected to have a material adverse effect on the Guarantor’s ability to perform its obligations under this Guaranty or the Environmental Indemnity Agreement.

(o)            All financial data in respect to Guarantor, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expenses, that have been delivered to Lender by, or on behalf of, or at the direction of, Borrower or Guarantor (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Guarantor as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Guarantor does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which would reasonably expected to have a material adverse effect on the Guarantor’s ability to perform its obligations under this Guaranty or the Environmental Indemnity Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Guarantor from that set forth in said financial statements.

(p)            As of the date hereof and continuing thereafter for the term of the Loan, the representations and warranties set forth in Sections 3.28 and 3.29 of the Loan Agreement are true and correct with respect to Guarantor, it being understood that wherever the term “Borrower” is used in each the foregoing sections it shall be deemed to be “Guarantor”.

(q)            Guarantor shall keep and maintain or will cause to be kept and maintained proper and accurate books and records reflecting the financial affairs of Guarantor. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time during normal business hours upon reasonable notice to Guarantor to examine such books and records at the office of Guarantor or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall reasonably desire.

(r)            As of the Closing Date, Guarantor has a Net Worth and maintains Liquidity equal to or greater than the Minimum Financial Criteria (as defined herein). Until such time as the Guarantor no longer has any obligations under this Guaranty as determined in accordance with the terms of this Guaranty, Guarantor shall maintain (i) a minimum Net Worth (as defined herein) of not less than $355,000,000 and (ii) Liquidity (as defined herein) of no less than $10,000,000 (the above items, (i) and (ii), collectively, the “Minimum Financial Criteria”).

As used herein:

“Cash and Cash Equivalents” shall mean all unrestricted or unencumbered (A) cash and (B) any of the following: (x) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States; (y) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof which, at the time of acquisition, has one of the two highest ratings obtainable from any two (2) of S&P, Moody’s, or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be acceptable to Lender) and is not listed for possible down-grade in any publication of any of the foregoing rating services; (z) domestic certificates of deposit or domestic time deposits or repurchase agreements issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $1,000,000,000.00, which commercial bank has a rating of at least either AA or such comparable rating from S&P, Moody’s, or Fitch, respectively; (aa) any funds deposited or invested by Guarantor in accounts maintained with Lender and which are not held in escrow for, or pledged as security for, any obligations of Guarantor, Borrower and/or any of their affiliates; (bb) money market funds having assets under management in excess of $2,000,000,000.00 and/or (cc) any unrestricted stock, shares, certificates, bonds, debentures, notes or other instrument which constitutes a “security” under the Security Act of 1933 (other than Guarantor, Borrower and/or any of their affiliates) which are freely tradable on any nationally recognized securities exchange and are not otherwise encumbered by Guarantor.

“Net Worth” shall mean, as of a given date, (A) Guarantor’s total assets as of such date (exclusive of the Properties or in any other asset that is part of the collateral for the Loan) less (B) Guarantor’s total liabilities as of such date (exclusive of any liabilities attributable to the Properties or any other asset that is part of the collateral for the Loan), in each case determined in accordance with GAAP, provided that any accumulated depreciation and amortization which would otherwise be deducted shall be added back for purposes of this definition.

“Liquidity” shall mean the sum of (a) unencumbered Cash and Cash Equivalents of Guarantor, (b) marketable securities of Guarantor, each valued in accordance with GAAP (or other principles acceptable to Lender), (c) undrawn amounts under any revolving credit facility under which Guarantor (or, so long as Guarantor is the sole general partner of and controls Orion Office REIT LP, Orion Office REIT LP) is the Borrower, provided that (i) Guarantor is not in default beyond any applicable notice and cure periods under any such facility, (ii) such facility is not secured by any direct or indirect interests in the Borrower or the cash flow derived from the Properties, and (iii) such facility does not contain any conditions to draws thereunder that are not satisfied as of the related date of calculation of Liquidity other than the giving of a ministerial notice that a draw under such credit facility is being demanded; provided that Liquidity shall not include any asset that is part of the Property or that is otherwise collateral for the Loan.

28.          In the event of any inconsistencies between the other terms and conditions of this Guaranty and this Paragraph 28, the terms and conditions of this Paragraph 28 shall control and be binding.

(a)          If and to the extent that the laws of the State of Colorado shall apply, then Guarantor agrees to the following provisions of this Section:

(i)             Guarantor waives any rights which might otherwise exist under C.R.S. §§ 13-50-102 or 13-50-103 (or under any corresponding or similar statute, future statute or rule of law) by reason of any release of fewer than all of the guarantors if there are multiple guarantors.

(b)            If and to the extent that the laws of the State of Arizona shall apply, then Guarantor agrees to the following provisions of this Section:

(i)           To the extent permitted by applicable law and subject to Section 9.3 of the Loan Agreement, Guarantor waives any rights or benefits it may have which could limit the amount which Lender could recover in a foreclosure of any of the Individual Properties to the difference between the amount owing under the Loan Documents and the fair value of any such Individual Property or interests sold at a nonjudicial foreclosure sale or sales of any other real property held by Lender as security for the obligations under the Loan Documents.

       (ii)           To the extent permitted by applicable law, Guarantor, as guarantor, hereby waives all rights and defenses that Guarantor may have because the Loan is secured by real property. Subject to Section 9.3 of the Loan Agreement, this means, among other things, that if Lender forecloses on any real property collateral pledged by any Other Obligor:

(A)            The amount of the Loan may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B)            Lender may collect from Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from any Other Obligor.

(iii)       To the extent permitted by Applicable Law, Guarantor waives its rights under Arizona Revised Statutes §§ 12-1566, 12-1641 through and including 12-1646, 44-142, 47-3605 and Rule 17(f) of the Arizona Rules of Civil Procedure for the Superior Courts of Arizona, as sections and rule may be amended from time to time.

(c)            If and to the extent that the laws of the State of Texas shall apply, then Guarantor agrees to the following provisions of this Section:

(i)            Guarantor hereby expressly waives: (i) any right to revoke this Guaranty with respect to the Guaranteed Obligations; (ii) any right to require Lender to do any of the following before Guarantor is obligated to pay or perform the Guaranteed Obligations or before Lender may proceed against Guarantor: (A) sue or exhaust remedies against Borrower or any other Person liable for the Guaranteed Obligations or any portion thereof; (B) sue on an accrued right of action in respect of any of the Guaranteed Obligations or bring any other action, exercise any other right, or exhaust any other remedy; or (C) enforce rights against Borrower’s assets or the collateral pledged by Borrower to secure the Guaranteed Obligations; (iii) any right relating to the timing, manner or conduct of Lender’s enforcement of rights against Borrower’s assets or the collateral pledged by Borrower to secure the Guaranteed Obligations; (iv) if Guarantor and Borrower (or any other Person) have each pledged assets to secure the Guaranteed Obligations, any right to require Lender to proceed first against collateral pledged by Borrower (or any other Person) before proceeding against the collateral pledged by Guarantor; (v) other than as provided for in this Guaranty or the Loan Documents, promptness, diligence, notice of any Event of Default, notice of nonpayment or nonperformance, notice of acceleration or intent to accelerate, demand for payment (although Lender may, but shall have no obligation to, make demand for payment), acceptance or notice of acceptance of this Guaranty, presentment, notice of protest, notice of dishonor, notice of the incurring by Borrower of additional indebtedness, notice of any suit or other action by Lender against Borrower or any other Person, any notice to any Person liable for the obligation which is the subject of the suit or action, and all other notices and demands with respect to the Guaranteed Obligations and this Guaranty; and (vi) each of the foregoing rights or defenses, regardless of whether they arise under (A) Rule 31 of the Texas Rules of Civil Procedure, (B) Section 17.001 of the Texas Civil Practice and Remedies Code, (C) Chapter 34 of the Texas Business and Commerce Code, or (D) any other statute or law, common law, in equity, under contract or otherwise, or under any amendments, recodifications, supplements or any successor statute or law of or to any such statute or law; and (vii) subject to Section 9.3 of the Loan Agreement, any and all rights under Sections 51.003, 51.004 and 51.005 of the Texas Property Code, and under any amendments, recodifications, supplements or any successor statute or law of or to any such statute or law.

(d)            If and to the extent that the laws of the State of Georgia shall apply, then Guarantor agrees to the following provisions of this Section:

(i)            Guarantor waives any rights which might otherwise exist under the provisions of Section 10-7-24 of O.C.G.A. or 11-3-601 O.C.G.A.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty of Recourse Obligations as of the day and year first above written.

GUARANTOR:

ORION OFFICE REIT INC., a Maryland corporation

By:	/s/ Paul H. McDowell
Name: Paul H. McDowell
Title: Authorized Signatory

SCHEDULE I

BORROWER

Borrower Name
Orion Cedar Rapids IA LLC
Orion Malone NY LLC
Orion Columbus OH LLC
Orion Memphis TN LLC
Orion Brownsville TX 2 LLC
Orion Paris TX LLC
Orion Bedford TX LLC
Realty Income East Windsor SciPark, LLC
CLF Pulco One LLC
ARCP OFC Malvern PA, LLC
Cole OF Urbana MD, LLC
Cole OF Kennesaw GA, LLC
Cole OF Duluth GA, LLC
Cole OF Hopewell Township NJ, LLC
Realty Income East Syracuse Fair Lakes, LLC
ARC ESSTLMO001, LLC
Orion Phoenix AZ LLC
Orion Nashville TN LLC
Orion Sterling VA LLC